EXHIBIT 23

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 33-32399, No. 33-44794 and No. 333-79297) of Aztar Corporation of our reports dated January 30, 2001 relating to the consolidated financial statements and financial statement schedule of Aztar Corporation and of the financial statements of Tropicana Enterprises, which appear in this Form 10-K.

PRICEWATERHOUSECOOPERS LLP

Phoenix, Arizona
March 15, 2001